UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 3, 2013

ACCELRYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27188	33-0557266
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)
5005 Wateridge Vista Drive, San Diego, California 92121-1761
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (858) 799-5000
N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 3, 2013, Accelrys, Inc., a Delaware corporation (“Accelrys”), completed its acquisition (the “Acquisition”) of ChemSW, Inc., a California corporation (“ChemSW”), pursuant to a Securities Purchase Agreement (the “Agreement”), dated as of such date, by and among Accelrys and the holders of all outstanding shares of capital stock of ChemSW.
Pursuant to the terms of the Agreement, upon the closing of the Acquisition (the “Closing”), Accelrys purchased each outstanding share of capital stock of ChemSW for a price per share representing an applicable portion (in each case, calculated as set forth in the Agreement) of $15.3 million in cash, subject to working capital and other adjustments (such amount, the “Purchase Price”). In addition, the certain executives of ChemSW may be entitled to receive up to an additional $2.0 million based on the achievement of certain agreed-upon performance milestones for ChemSW during the first two years following the date of the Closing.
Upon the Closing, Accelrys deposited $2.125 million of the Purchase Price (the “Escrow Fund”) into an escrow account to support certain indemnification obligations of the ChemSW stockholders and to serve as collateral and partial security against any damages arising from breaches of the representations, warranties and covenants made by ChemSW pursuant to the Agreement. The Escrow Fund will be maintained for a period of 18 months following the Closing or until such earlier time as the Escrow Fund is exhausted.
The foregoing summary of the Agreement and the Acquisition does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Item 8.01.	Financial Statements and Exhibits.
On September 3, 2013, Accelrys issued a press release announcing the acquisition of ChemSW pursuant to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Securities Purchase Agreement dated September 3, 2013

99.1	Press Release dated September 3, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Michael A. Piraino
Executive Vice President and
Chief Financial Officer
Date: September 3, 2013

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